                                                                    EXHIBIT 99.1



CONTACT:

Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com


              INTROGEN THERAPEUTICS COMPLETES $11.5 MILLION FINANCING

AUSTIN, JUNE 18, 2003 -- Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today the completion of a private placement of 2,000,000 shares of its common stock for aggregate gross proceeds of approximately $11.5 million. The shares of stock were sold at $5.75 per share, an approximate 10 percent discount to the closing stock price on June 17, 2003. In connection with the sale, Introgen issued warrants to purchase an additional 400,000 shares at $7.89 per share with the right to force the exercise of the warrants after two years. The shares were placed with selected institutional investors. Gross proceeds from the offering will be used primarily for working capital purposes and the development of Advexin and INGN 241, Introgen's anti-cancer product candidates which are in Phase 3 and Phase 2 clinical trials, respectively.

Tom Finnegan, Introgen's vice president of finance and corporate development said, "The transaction strengthens our balance sheet. Combined with our current cash, Introgen expects to have ample resources to file our anticipated Biologics License Application for Advexin, as well as advance other programs."

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Introgen is a leading developer of biopharmaceutical products designed to induce therapeutic protein expression using non-integrating gene agents for the treatment of cancer and other diseases. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates a commercial-scale, CGMP manufacturing facility.

Certain statements in this press release that are not strictly historical may be "forward-looking" statements, which are based on current expectations and entail various risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to Introgen's future success with filing a BLA for Advexin or advancing clinical development of its other programs. There can be no assurance that Introgen will be able to commercially develop gene-based drugs, that necessary regulatory approvals will be obtained or that any clinical trials or studies undertaken will be successful or that the proposed treatments will prove to be safe and/or effective. The actual results may differ from those described in this press release due to risks and uncertainties that exist in Introgen's operations and business environment, including, but without limitation, Introgen's stage of product development and the limited experience in the development of gene-based drugs in general, Introgen's dependence upon proprietary technology and current competition, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen's product candidates, the ability to obtain the appropriate regulatory approvals, patent protection and market acceptance, as well as other risks detailed from time to time in Introgen's filings with the Securities and Exchange Commission, including its annual report on Form 10-K filed with the SEC on March 31, 2003 and its quarterly report on Form 10-Q filed with the SEC on May 15, 2003. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

                                       ###

Editor's Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen's Website at: www.introgen.com.